Exhibit 99.1

Nanotech Industries International Inc. Enters Into Definitive Agreement With EPOD Solar, Inc.

Kelowna BC – August 18th, 2010 -- (MARKET WIRE) – EPOD Solar Inc. (OTCBB: EPDS), announced today the signing of a definitive stock purchase agreement with Nanotech Industries International Inc. (“NTII” or the “Company”) for the reverse merger of the two companies.

NTII is a San Francisco based Company which manufactures and sells Green Polyurethane™ Binder and Green Polyurethane® Monolithic Floor Coating, a green product line which is environmentally friendly, completely eliminates toxic isocyanates from polyurethane, increases quality and is cost competitive.

The Company’s technology is focused on the polyurethane industry and the floor coatings industry with a total addressable market for NTII of over $30 billion. The pervasive use of polyurethane in products worldwide has created serious environmental problems, health hazards, and accelerated the potential for major lawsuits due to the presence of isocyanates in polyurethane. Nanotech Industries International is the only company in the world to date that offers true non-isocyanate based polyurethane products.

Isocyanates are powerful irritants to the mucous membranes of the eyes and gastrointestinal and respiratory tracts. According to publications from the US Environmental Protection Agency, the Center for Disease Control and the US Department of Labor, Occupational Safety and Health Administration, the main effects of hazardous exposures to isocyanates are occupational asthma and other lung problems such as pulmonary edema. In smaller amounts, isocyanates can also sensitize workers, making them subject to severe asthma attacks if they are exposed again. Death from severe asthma in some sensitized subjects has been reported. Sensitization may happen within days of exposure or take months or years to develop.

The previously announced stock purchase agreement entered into with Nanotech Industries dated January 31st, 2010 has been cancelled as of August 16th, 2010.

More information is available in the 8K filed with the SEC on www.sec.gov.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are "forward-looking statements" that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of EPOD Solar, Inc. to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, and other risks. EPOD Solar, Inc. undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in EPOD Solar, Inc. expectations.

About Nanotech Industries International

Nanotech Industries International Inc. (“NTII” or the “Company”) is a San Francisco based company which manufactures and sells Green Polyurethane™ Binder and Green Polyurethane® Monolithic Floor Coating, a green product line which is environmentally friendly, completely eliminates toxic isocyanates from polyurethane, increases quality and is cost competitive. NTII focuses on the industrial and specialty coatings market and offers the world’s only true non-isocyanate based polyurethane coatings product.

Contact:
Nanotech Industries International Inc.
Elena Shenkar, Director of Administration and Investor Relations
650-491-3449 x 2